Exhibit 2.1

Execution Version

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This SECOND AMENDMENT (this “Amendment”), to the Agreement and Plan of Merger, dated as of April 28, 2021 and amended on July 23, 2021 (the “Merger Agreement”), by and among Marquee Raine Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), MRAC Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, and Enjoy Technology Inc., a Delaware corporation, is dated as of September 13, 2021. Each capitalized term used and not defined herein shall have the meaning assigned to it in the Merger Agreement.

RECITALS

WHEREAS, pursuant to Section 11.11 of the Merger Agreement, the Merger Agreement may be amended by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

WHEREAS, each of the parties desires to amend the Merger Agreement as set forth herein.

AGREEMENTS

NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Recitals. The penultimate recital of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Acquiror have entered into a letter agreement pursuant to which, among other things, in connection with the Closing, the Sponsor shall subject 2,201,250 shares of Domesticated Acquiror Common Stock to potential forfeiture in the event that certain milestones are not achieved following the Closing, upon the terms and subject to the conditions set forth therein; and

2.	Certain Defined Terms. The defined term “Base Purchase Price” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Base Purchase Price” means an amount equal to the sum of (i) $882,000,000, plus (ii) the product of (a) 1.25 and (b) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing, up to a maximum aggregate amount equal to $60,000,000, plus (iii) the aggregate amount actually funded prior to the Closing in connection with an Excluded Financing, to the extent in excess of the amounts set forth in clause (ii) above, up to a maximum aggregate amount equal to $15,000,000.

3.	Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in all respects.

4.	Choice of Law. The provisions of Section 11.7 of the Merger Agreement are incorporated by reference into this Amendment and shall apply mutatis mutandis to this Amendment.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

MARQUEE RAINE ACQUISITION CORP.:

By:	/s/ Brett Varsov

Name: Brett Varsov
Title: Co-Chief Executive Officer

MRAC MERGER SUB CORP.:

By:	/s/ Brett Varsov

Name: Brett Varsov
Title: Co-Chief Executive Officer

ENJOY TECHNOLOGY INC.

By:	/s/ Ron Johnson

Name: Ron Johnson
Title: Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

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